Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of OneSpaWorld Holdings Limited on Form S-4, Amendment No. 3, File No. 333-228359, of our report dated March 30, 2018, with respect to our audit of the financial statements of Haymaker Acquisition Corp. as of December 31, 2017 and for the period from April 26, 2017 (inception) through December 31, 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 8, 2019